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Exhibit 23.1

INDEPENDENT AUDITORS' CONSENT

        We consent to the use in this Amendment No. 2 to Registration Statement No. 333-108340 of TransDigm Holding Company, TransDigm Inc. and Subsidiary Guarantors on Form S-4 of our report dated December 2, 2002 (except for Note 20 as to which the date is August 11, 2003) and of our report dated December 2, 2002 relating to the consolidated financial statement schedule, appearing in the Prospectus, which is part of this Registration Statement, and to the reference to us under the headings "Summary Historical and Pro Forma Consolidated Financial Data", "Selected Historical Consolidated Financial Data" and "Experts" in such Prospectus.

/s/ DELOITTE & TOUCHE LLP

Cleveland, Ohio
November 10, 2003

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INDEPENDENT AUDITORS' CONSENT